Shareholder meeting
On December 1, 2004, a Special Meeting of Shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 7,205,895 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:


                                                        WITHHELD
                                      FOR               AUTHORITY
James F. Carlin                      7,100,681          105,214
Richard P. Chapman Jr.               7,099,461          106,434
William H. Cunningham                7,096,575          109,320
Ronald R. Dion                       7,101,442          104,453
Charles L. Ladner                    7,100,101          105,794
Dr John A. Moore                     7,102,803          103,092
Patti McGill Peterson                7,100,089          105,806
Steven R. Pruchansky                 7,099,911          105,984
James A. Sheperdson                  7,101,391          104,504